Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated March 31, 2006, relating to the consolidated financial statements of M&F Bancorp, Inc. and subsidiary as of December 31, 2005 and for each of the two years in the period December 31, 2005, appearing in the Annual Report on Form 10-KSB/A (Amendment No. 1) of M&F Bancorp, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte and Touche LLP
Raleigh, North Carolina January 3, 2008